Exhibit 99.1

Chesapeake Reports Third-Quarter 2005 Results and Updates Financial Guidance

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced breakeven results for the third quarter of 2005, compared to income of $5.4 million, or $0.28 per share, for the comparable 2004 quarter. Chesapeake today also announced that it is initiating a global restructuring and cost rationalization program aimed at enhancing the competitive position of its operating segments and streamlining general and administrative services.

The results for the third quarter of 2005 included a loss of $2.3 million ($0.12 per share), net of income taxes, for employee severance costs and accelerated depreciation associated with the proposed closure of one of the company's food and household paperboard packaging plants, and a loss of $0.5 million ($0.02 per share), net of income taxes, on the early redemption of 2.9 million pounds Sterling principal amount of the company's 10-3/8 percent senior subordinated notes. Excluding these items, income from continuing operations for the third quarter of 2005 was $2.8 million, or $0.14 per share.

"Although our plastic packaging segment and pharmaceutical packaging business continue to perform well, third-quarter results did not meet our expectations and reflect the challenging conditions in certain markets within our paperboard packaging segment," said Thomas H. Johnson, Chesapeake's chairman and chief executive officer. "As evidenced by the announcement of our global restructuring and rationalization program, we are aggressively pursuing opportunities to improve or rationalize our underperforming operations and to enhance our competitive position in these markets. The objectives of this program are aimed at improving our overall returns and focusing our financial, capital and human resources in the markets that are aligned with our global strategic vision that we believe will enhance value for our shareholders and customers. The recent acquisition of Arlington Press, the leading supplier of leaflets to the North American pharmaceutical market, and groundbreaking for a new pharmaceutical packaging operation in China are good examples of markets that we will target."

The company also announced today that, due to current conditions in markets served by certain underperforming operations and subdued demand across a number of market sectors in the Paperboard Packaging segment during the traditionally strong pre-holiday season, the company is revising its full-year 2005 earnings guidance to $0.45 to $0.60 per share and similarly revising its cash flow from operations guidance to $55 million to $65 million. Both estimates are before the costs associated with the early extinguishment of indebtedness and gains and/or losses on divestitures and plant closures. The company believes that capital spending for 2005 will be at the low end of the existing guidance of $40 million to $50 million.

Segment Results

The following discussion compares the results of our business segments for the third quarter of 2005 to the third quarter of 2004.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $212.1 million for the third quarter of 2005, a decrease of $8.6 million, or 4 percent, versus the comparable period in 2004. Excluding changes in foreign currency exchange rates, which decreased net sales by $2.3 million, net sales were down 3 percent for the quarter. The decrease in net sales resulted primarily from reduced volumes in the tobacco and international and branded packaging markets offset, in part, by increased sales within the pharmaceutical and healthcare packaging market, as a result of the September 2005 acquisition of Impaxx Pharmaceutical Packaging Group, Inc. ("Arlington Press").

  Earnings before interest and income taxes (EBIT) for the Paperboard Packaging segment was $13.6 million for the third quarter of 2005, a decrease of $2.9 million, or 18 percent, compared to the third quarter of 2004. Excluding changes in foreign currency exchange rates, which decreased EBIT by $0.2 million, EBIT was down 16 percent for the quarter. The decrease in EBIT for the third quarter of 2005 was principally attributable to the reduced volumes in the tobacco and international and branded packaging markets as well as increased pension costs.

Plastic Packaging

  Net sales for the Plastic Packaging segment were $42.7 million for the third quarter of 2005, an increase of $6.8 million, or 19 percent, over the comparable period in 2004. Excluding changes in foreign currency exchange rates, which decreased net sales by $0.6 million, net sales were up 21 percent for the quarter. The increase in net sales for the quarter was primarily due to strong volume in the food and beverage packaging market, as well as increased net selling prices as a result of the partial pass through of resin price increases.

EBIT for the Plastic Packaging segment was $3.4 million for the third quarter of 2005, an increase of $0.2 million, or 6 percent, versus the third quarter of 2004. Changes in foreign currency exchange rates did not materially affect EBIT. EBIT for the third quarter of 2005 was favorably affected by strong volumes in the food and beverage packaging market, which were partially offset by costs incurred during the quarter in connection with the investigation and restatement of financial results at the company's facility in Crewe, England.

Other information:

  On August 11, 2005, the company announced that it would be restating its financial results for fiscal 2004, including the quarterly results therein, and the first quarter of 2005 as a result of management's identification of accounting errors at the company's plastic packaging location in Crewe, England, and related to the accounting for certain long-term incentive compensation. Comparable 2004 results presented in this release have been restated.

  Corporate expenses were $4.0 million for the third quarter of 2005, a decrease of $0.3 million compared to the third quarter of 2004. The decrease in corporate expenses was primarily due to lower insurance costs and management incentive compensation, partially offset by increased pension expenses and costs associated with strategic initiatives.

  Net interest expense for the third quarter of 2005 decreased to $8.1 million, $0.6 million lower than the comparable quarter of 2004. The decrease in net interest expense was due to a lower average debt during the quarter as well as lower average interest rates compared to the third quarter of 2004.

  During the third quarter of 2005, the company redeemed 2.9 million pounds Sterling principal amount of its 10-3/8 percent senior subordinated notes due 2011, which resulted in a loss on the extinguishment of debt of $0.5 million, net of income taxes. The company may from time to time purchase additional senior subordinated notes through open market or privately negotiated transactions based on an assessment of the favorability of several factors, including the price and availability of the notes, the company's financial position and the overall market environment. The company expects that any such note purchases will be funded with cash from operations and borrowings under the company's existing bank credit facility and that any purchased notes will be cancelled.

  On August 31, 2005, the company announced a proposed manufacturing reorganization within its food and household paperboard packaging sector that included the closure of the company's carton operation at Oldbury, West Midlands in the United Kingdom (the "Birmingham" site). The closure, which is expected to take place over the course of the first half of fiscal 2006, will result in the termination of up to 190 employees. Production of a significant portion of the products manufactured at the Birmingham site will be transferred to other company sites in Europe. During the third quarter of 2005, the company recorded a pre-tax charge of $3.3 million ($2.3 million after tax) for employee severance costs and accelerated depreciation for certain manufacturing equipment. The company expects to recognize additional accelerated depreciation of $0.8 million and equipment redeployment costs of $1.0 million as such costs are incurred through the date of closure.

  On September 13, 2005, the company completed its acquisition of Arlington Press for $65 million, subject to a working capital adjustment. Arlington Press is the leading supplier of leaflets to the pharmaceutical market in North America. The acquisition is expected to be accretive to earnings in 2005. Arlington will form part of Chesapeake Pharmaceutical Packaging - North America and serve as the initial platform for planned growth in the company's pharmaceutical and healthcare packaging operations in North America.

  On October 19, 2005, the company announced that it began construction of a pharmaceutical packaging plant near Shanghai that will supply paperboard cartons, labels and leaflets to Chinese and multinational pharmaceutical customers. The plant will be built adjacent to the company's existing plastic packaging plant in Kunshan, China and is expected to be operational by mid-2006.

  The effective tax rate for the third quarter of 2005 was higher than the comparable 2004 period principally as a result of the inability to currently recognize income tax benefits for losses in the U.S. ($1.0 million, or $0.05 per share). Also, the company's effective income tax rate for the third quarter of 2004 reflects the benefit of $0.7 million ($0.03 per share) related to favorable settlements with tax authorities.

  Net cash provided by operating activities was $28.5 million for the first nine months of 2005, a decrease of $33.6 million from the comparable period in 2004. The decrease primarily reflects receipt of $21.5 million of income tax refunds and $6.4 million from the termination of interest rate swaps in the first nine months of 2004, as well as an additional $4.5 million in pension funding in the first nine months of 2005. The company's total capital spending was $25.0 million for the first nine months of 2005 compared to $27.7 million for the comparable 2004 period.

  Total debt, net of cash, at October 2, 2005, was $413.8 million compared to $374.6 million at January 2, 2005. The increase in net debt was primarily the result of borrowings of approximately $65 million to finance the Arlington Press acquisition, partially offset by changes in foreign currency exchange rates, which decreased reported net debt by approximately $28.8 million at the end of the third quarter of 2005, compared to the end of fiscal year 2004.

Use of Non-GAAP Financial Measures

Income and earnings per share from continuing operations and cash flow from operations, in each case exclusive of gains (losses) on the extinguishment of debt and gains (losses) on business divestitures and plant closures, are non-GAAP financial measures. The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. A reconciliation of these non-GAAP measures to earnings per share from continuing operations is provided within the schedules to this release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from continuing operations and earnings per share as determined in accordance with GAAP. The company is unable to provide full-year earnings guidance on a GAAP basis because gains and/or losses associated with business divestitures and plant closures cannot be reasonably predicted.

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its third-quarter 2005 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,400 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)
	Third Quarter		First Nine Months
INCOME STATEMENTS	2005	2004 Restated	2005	2004 Restated
Net sales	$254.8	$256.6	$787.1	$759.5
Costs and expenses:
Cost of products sold	210.6	211.5	650.8	628.0
Selling, general and administrative expenses	32.6	32.2	105.4	99.8
Loss on divestitures and plant closures	3.3	-	9.7	-
Other income, net	1.4	2.5	7.7	6.6
EBIT (earnings before interest and taxes) from
continuing operations	9.7	15.4	28.9	38.3
Interest expense, net	8.1	8.7	25.1	28.6
Loss on extinguishment of debt (a)	0.5	-	0.5	8.4
Income from continuing operations before taxes	1.1	6.7	3.3	1.3
Income tax expense (benefit) (b)	1.1	1.3	4.0	(4.3)
Income (loss) from continuing operations	-	5.4	(0.7)	5.6
Discontinued operations, net of taxes (c)	-	-	0.7	-
Net income	$-	$5.4	$-	$5.6

Diluted earnings per share:
Income (loss) from continuing operations	$-	$0.28	$(0.04)	$0.31
Discontinued operations, net of taxes (c)	-	-	0.04	-
Net income	$-	$0.28	$-	$0.31

Weighted average shares and equivalents
outstanding - diluted	19.4	19.4	19.4	18.3

Other items:
Depreciation	$14.3	$14.6	$43.6	$45.8
Net cash provided by operating activities (d)	19.4	24.1	28.5	62.1
Capital expenditures	9.1	4.3	25.0	27.7

NOTE

The Company has restated its fiscal 2004 operating results for accounting errors at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on the results for the third quarter and first nine months.

	Third Quarter 2004		First Nine Months 2004
	As Reported	Restated	As Reported	Restated
Cost of products sold	$211.1	$211.5	$626.8	$628.0
Selling, general and administrative expenses	32.3	32.2	100.1	99.8
EBIT	15.7	15.4	39.2	38.3
Income from continuing operations before
taxes	7.0	6.7	2.2	1.3
Income tax expense (benefit)	1.5	1.3	(4.0)	(4.3)
Income from continuing operations	5.5	5.4	6.2	5.6
Net income	5.5	5.4	6.2	5.6
Diluted earnings per share:
Income from continuing operations	0.28	0.28	0.34	0.31
Net income	0.28	0.28	0.34	0.31

(a) The results for the third quarter of 2005 and the first nine months of 2005 and 2004, included losses of $0.5 million, $0.5 million and $5.4 million, respectively, net of income taxes, from the redemption of the company's 10-3/8 percent senior subordinated notes due 2011.

(b) Income taxes in the third quarter of 2004 included a $0.7 million benefit related to favorable settlements of tax audits of U.K. returns for 1999. Income taxes for the first nine months of 2004 also included a $3.3 million benefit related to the reduction in the Belgian statutory tax rate.

(c) Discontinued operations for the first nine months of 2005 included a reduction of the liability for contractual obligations related to the former Merchandising & Specialty Packaging segment.

(d) Net cash provided by operating activities for the first nine months of 2004 included IRS tax refunds of $21.5 million and receipt of $6.4 million for the termination of interest rate swaps.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Third Quarter		First Nine Months
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2005	2004 Restated	2005	2004 Restated
Income (loss) from continuing operations	$-	$5.4	$(0.7)	$5.6
Add: loss on divestitures and plant closures after taxes	2.3	-	8.7	-
Add: loss on extinguishment of debt after taxes	0.5	-	0.5	5.4
Income from continuing operations exclusive of gains
(losses) associated with the extinguishment of debt
and gains (losses) on divestitures and plant closures	$2.8	$5.4	$8.5	$11.0

Earnings (loss) per share from continuing operations	$-	$0.28	$(0.04)	$0.31
Add: loss on divestitures and plant closures after taxes	0.12	-	0.46	-
Add: loss on extinguishment of debt after taxes	0.02	-	0.02	0.29
Earnings per share from continuing operations exclusive
of gains (losses) associated with the extinguishment of
debt and gains (losses) on divestitures and plant
closures	$0.14	$0.28	$0.44	$0.60

NOTE

The Company has restated its fiscal 2004 operating results for accounting errors at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on results for the third quarter and first nine months of 2004.

	Third Quarter 2004		First Nine Months 2004
	As Reported	Restated	As Reported	Restated
Income from continuing operations exclusive of gains
(losses) associated with the extinguishment of debt
and gains (losses) on divestitures and plant closures	$5.5	$5.4	$11.6	$11.0

Earnings per share from continuing operations
exclusive of gains (losses) associated with the
extinguishment of debt and gains (losses) on
divestitures and plant closures	$0.28	$0.28	$0.63	$0.60

BALANCE SHEETS (in millions, unaudited)
	October 2,	January 2,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$24.4	$54.3
Accounts receivable, net	157.5	148.8
Inventories, net	117.8	114.3
Other current assets	26.3	19.5

Total current assets	326.0	336.9
Property, plant and equipment, net	371.4	427.2
Goodwill	693.5	694.6
Other assets	79.5	96.2

Total assets	$1,470.4	$1,554.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$233.2	$223.1
Current portion of long-term debt	12.2	64.1
Income taxes payable	24.1	26.2
Other current liabilities	4.3	4.3

Total current liabilities	273.8	317.7
Long-term debt	426.0	364.8
Pension and postretirement benefits	64.5	77.1
Deferred income taxes	24.5	25.0
Other long-term liabilities	43.6	59.3
Stockholders' equity	638.0	711.0

Total liabilities and stockholders' equity	$1,470.4	$1,554.9

BUSINESS SEGMENT HIGHLIGHTS	Third Quarter		First Nine Months
(in millions, unaudited)	2005	2004 Restated	2005	2004 Restated
Net sales:
Paperboard Packaging	$212.1	$220.7	$647.2	$637.6
Plastic Packaging	42.7	35.9	139.9	121.9

	$254.8	$256.6	$787.1	$759.5

EBIT:
Paperboard Packaging	$13.6	$16.5	$39.2	$38.7
Plastic Packaging	3.4	3.2	12.3	11.7
Corporate	(4.0)	(4.3)	(12.9)	(12.1)
Loss on Divestitures and Plant Closures	(3.3)	-	(9.7)	-

	$9.7	$15.4	$28.9	$38.3

Depreciation:
Paperboard Packaging	$11.9	$12.0	$36.2	$37.7
Plastic Packaging	2.3	2.5	7.2	7.8
Corporate	0.1	0.1	0.2	0.3

	$14.3	$14.6	$43.6	$45.8

NOTE

The Company restated its fiscal 2004 operating results for accounting errors at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on the results for the third quarter and first nine months of 2004.

	Third Quarter 2004		First Nine Months 2004
As Reported		Restated	As Reported	Restated

Paperboard Packaging EBIT	$16.3	$16.5	$38.5	$38.7
Plastic Packaging EBIT	3.6	3.2	12.9	11.7
Corporate EBIT	(4.2)	(4.3)	(12.2)	(12.1)